April 30, 2001

The Dixie Group, Inc.
185 South Industrial Blvd.
Calhoun, GA 30701
Attention: Gary Harmon

Re: Request for Waiver

Ladies and Gentlemen:

        We refer to that certain Credit Agreement, dated as of March 31, 1998, as amended by that certain First Amendment to Credit Agreement, effective December 26, 1998, as further amended by that certain Second Amendment to Credit Agreement, effective October 5, 2000, and as further amended by that certain Third Amendment to Credit Agreement, effective as of November 2, 2000 ("Credit Agreement") by and among The Dixie Group, Inc., a Tennessee corporation (the "Borrower"), SunTrust Bank, formerly known as SunTrust Bank, Atlanta, a Georgia banking corporation ("SunTrust"), the other banks and lending institutions from time to time party thereto, and any assignees of SunTrust or such other banks and lending institutions, (SunTrust, and such other banks, lending institutions, and assignees referred to collectively as "Lenders"), SunTrust Bank, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and Bank of America, N.A., formerly known as NationsBank, N.A., as documentation agent (the "Documentation Agent"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

        You have requested that we waive certain requirements set forth in Section C1(a) of the Third Amendment to the Credit Agreement that you deliver duly executed Collateral Assignments and landlord consents covering all locations where any Credit Party leases warehouse or distribution space, as more particularly described in Section B of Schedule 1.1R to the Third Amendment to the Credit Agreement. We hereby waive the requirement that you deliver a Collateral Assignment for the property located at 2801 Pullman Street Santa Ana, CA 92705. We hereby further waive the requirements for delivery of duly executed Collateral Assignments and landlord consents as set forth in Section C1(a) of the Third Amendment to the Credit Agreement for any location listed in Section B of Schedule 1.1R where the aggregate value of the inventory of at such location is $250,000 or less for so long as the aggregate value of inventory at all such locations does not exceed $500,000.

        You have also requested that we extend the requirement set forth in Section C1(b) relating to the Borrower's delivery of Real Estate Documents relating to the property located at 89 Gaviota, Avalon, CA (the "Catalina Island Property"). As you have requested, we hereby extend the deadline for delivery of the Real Estate Documents related to the Catalina Island Property and related documents and materials from April 10, 2001 to June 1, 2001, at which time the Borrower's failure to deliver such Real Estate Documents and such other related documents and materials shall constitute an Event of Default under the Credit Agreement

        The waiver set forth above is limited solely to the matters stated above and shall not be deemed to be a waiver or amendment of any other provision of the Credit Agreement. As modified hereby, the Credit Agreement shall remain in full force and effect. This waiver letter shall be governed by, and construed in accordance with the internal laws (and not the laws of conflicts), of the State of Georgia and all applicable laws of the United States of America.

Very truly yours,

SUNTRUST BANK, formerly known as SunTrust Bank, Atlanta, individually and as Administrative Agent

 By_____________________________
Name: Bradley J. Staples
Title: Director

BANK OF AMERICA, N.A., formerly known as Nationsbank, N.A., individually and as Documentation Agent

By:_______________________________
Name: David H. Dinkins
Title: Principal

SOUTHTRUST BANK, formerly known as Southtrust Bank, National Association

By:_______________________________
Name: Bradford Vieira
Title: Assistant Vice President

FIRST UNION NATIONAL BANK

By:_______________________________
Name: David J.C. Silander
Title: Vice President

THE CHASE MANHATTAN BANK

By:______________________________
Name: James A. Knight
Title: Vice President